EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of September 16, 1994, between TELEMUNDO GROUP, INC., a Delaware corporation (the
"Company"), and Gustavo Pupo-Mayo (the "Executive").

     Section 1. Employment and Term. The Company agrees to employ the Executive and the Executive agrees to serve as an employee of the Company with the duties set forth in Section 2 for a term (the "Term") beginning as of September 16, 1994 (the "Commencement Date") and ending at the close of business on September 15, 1997 (the "Termination Date") or any earlier date of termination under Section 7.

     Section 2. Duties. The Executive agrees during the Term to serve as Senior Vice President-News and Public Affairs of the Company. The Executive agrees to use his best efforts to promote the interest of the Company, with undivided loyalty, subject at all times to the direction of the Chief Executive Officer of the Company, to whom the Executive shall report. Notwithstanding the foregoing, the Executive's initial assignment hereunder shall be as President of TeleNoticias del Mundo, Inc., the general partner of TeleNoticias del Mundo, L.P. ("TeleNoticias") to which he shall have a duty of loyalty during such assignment pursuant to the terms of the stockholders' agreement between the TeleNoticias partners the ("TeleNoticias Agreement").
The Executive agrees to devote his entire business time and attention to the performance of such duties. The parties hereto acknowledge that the Executive was elected and serves as President of TeleNoticias del Mundo, Inc. pursuant to the terms of the TeleNoticias Agreement and the related agreements. The Company shall not arbitrarily cause the Executive to be removed from such position.

     Section 3.  Consideration; Salary and Bonus During Term.

     (a) Consideration. The consideration for entering into this Agreement shall be the performance of services by the Executive pursuant to this Agreement and the employment of the Executive by the Company as well as the payments and benefits provided under this Agreement.

     (b) Salary. The Company shall pay salary to the Executive at the annual rate of $300,000 per year of the Term, to be paid (subject to required withholdings) in accordance with the Company's regular payroll practices.

     (c) Bonus. During the Term, the Executive will be eligible for a bonus each year in an amount computed and payable in accordance with Exhibit A hereto.

     Section 4. Vacations. The Executive shall be entitled during the Term to vacations in accordance with the policies of the Company for senior executive officers (but in no event less than 20 paid vacation days per year). The Company shall not pay the Executive any additional compensation for any vacation time not used by the Executive.

     Section 5. Fringe Benefits. During the Term, the Executive shall enjoy the benefits, including, without limitation, participation in medical insurance, group term life insurance and retirement and savings plans, and salary continuation benefits, customarily afforded to executives of the Company in positions comparable to the Executive's. Nothing in this Agreement shall restrict the right of the Company generally to amend, modify or terminate any such benefits for executives in positions comparable to the Executive's.

     Section 6. Expenses. The Company will pay reasonable fees and expenses, not to exceed $3,000 in the aggregate, incurred by the Executive to an attorney of his choice for services rendered to the Executive in connection with the negotiation, preparation and execution of this Agreement.

     Section 7.  Termination.

     (a) The Company may terminate this Agreement for Cause as determined by the Chief Executive Officer in his sole and absolute discretion. "Cause" means the Executive's knowingly or recklessly causing material injury to the Company; the Executive's willful misconduct in the performance of (or failure to perform) his duties hereunder; the Executive's dishonest, fraudulent or unlawful behavior involving moral turpitude whether or not in connection with his employment; or the Executive's unsatisfactory performance of his duties hereunder after written notice, including reasons of such unsatisfactory performance and failure to remedy such performance to the satisfaction of the Chief Executive Officer within four (4) months of such notice. Upon the effective date of termination under this Section 7(a), the obligations of the parties under this Agreement shall cease, except for the obligations of the Executive contained in Sections 8 and 9.

     (b) This Agreement shall terminate immediately upon the death or other event rendering the Executive unable to perform his duties and obligations under this agreement for a period in excess of 90 days, whether or not consecutive, during the Term as determined by the Chief Executive Officer in his sole and absolute discretion and supported by appropriate medical evidence. Upon the effective date of termination under this Section 7(b), the obligations of the parties under this Agreement shall cease, except for the obligations of the Executive contained in Sections 8 and 9.

     (c) If the Company terminates this Agreement other than pursuant to Section 7(a) or 7(b), then the Company's sole obligation to the Executive shall be to continue to pay salary in accordance with Section 3(b) and maintain medical benefits until the Termination Date substantially similar to those provided the Executive during the Term of Employment. The continuation of such medical benefits shall be in satisfaction of the Company's obligations under Section 4980B of the Internal Revenue Code of 1986, as amended, or any similar state law requiring continuation of such benefits, with respect to the period of time during which such benefits are continued hereunder. Upon the effective date of termination under this Section 7(c), the obligations of the parties under this Agreement shall cease, except for the obligations of the Company under the preceding sentence and the obligations of the Executive contained in Sections 8 and 9.

     Section 8. Confidentiality. Except as required in his duties hereunder, the Executive will not, directly or indirectly, use, disseminate or disclose any Confidential Information. Upon expiration or termination of the Term, all documents, records and similar repositories of or containing Confidential Information, including copies thereof, then in the Executive's possession, whether prepared by the Executive or others, will be left with the Company. "Confidential Information" means nonpublic information relating to the Company or any affiliate of the Company. Following the expiration or termination of the Term, the Executive agrees to reasonably cooperate with the Company and its affiliates with respect to matters with which the Executive was involved during the Term. This Section 8 shall survive the expiration or termination of the Term. If in connection with Executive's cooperation with respect to legal matters, it is necessary for Executive to be represented by separate counsel, the Company will pay the reasonable fees of such counsel, provided that if Executive is named as a defendant in an action or proceeding by reason of fact that he was an officer of the Company, any fees or expenses paid by the Company will be subject to procedures and rights of indemnification of officers and directors of the Company under the Company's By-Laws and the laws of the State of Delaware.

     Section 9.  Covenant Not to Interfere.   The Executive
agrees and covenants that, for a period of one year following the expiration or termination of the Term, he will not interfere directly or indirectly in any way with the Company or TeleNoticias. "Interfere" means to influence or attempt to influence, directly or indirectly, customers, program suppliers, employees, performers or independent contractors of the Company or TeleNoticias, their subsidiaries or any of their network affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or TeleNoticias, their subsidiaries or any of their network affiliates. In the event any court having jurisdiction shall reduce the duration or scope of the covenant not to interfere set forth in this Section 9, such covenant, in its reduced form, shall be enforceable. This Section 9 shall survive the expiration or termination of the Term.

     Section 10. Assignability, etc. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by him are unique and personal and accordingly that he may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

     Section 11. Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail or delivered by hand and shall be deemed to be given on the date received. Any notice by the Company to the Executive shall be mailed or delivered to:

          Gustavo Pupo-Mayo
          438 Savona Avenue
          Coral Gables, FL 33146

     with a copy to:

          Henri Spiegel, Esq.
          4500 Biscayne Blvd.
          Penthouse West
          Miami, FL 33137

or such other address as may from time to time be provided by the Executive to the Company for such purposes.

     Any notice by the Executive to the Company shall be mailed or delivered to:

          Telemundo Group, Inc.
          2290 West 8th Avenue
          Hialeah, Florida  33010
          Attn.:  President, Business and Corporate Affairs

               and

          Telemundo Network, Inc.
          2290 West 8th Avenue
          Hialeah, Florida  33010
          Attn.:  Assistant General Counsel

or such address or addresses as may from time to time be provided by the Company to the Executive for such purpose.

     Section 12. Captions. The captions in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 13.  Amendments. etc.  This Agreement may be
amended, modified or terminated only by an instrument in writing signed by the parties hereto.

     Section 14. Governing Law. This Agreement is made in an shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of law principles. The Executive hereby consents to the jurisdiction of the courts of the State of Florida. The Executive hereby appoints the Corporate Secretary and the Assistant Secretaries of the Company as his agents for services of process and agrees to accept service of process upon delivery to such agent, with a copy sent by registered or certified mail to the Executive at his address as set forth in Section 11.

     Section 15. Understandings and Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such specific performance and/or injunctive relief shall be available without the posting of any bond or other security. Except when a party is seeking an injunction or specific performance hereunder, the parties agree to submit any dispute concerning this Agreement to binding arbitration. The parties may agree to submit the matter to a single arbitrator or to several arbitrators, may require that arbitrators possess special qualifications or expertise or may agree to submit a matter to a mutually acceptable firm of experts for decision. In the event the parties shall fail to thus agree upon terms of arbitration within twenty (20) days from the first written demand for arbitration, then such disputed matter shall be settled by arbitration under the Rules of the American Arbitration Association, by three arbitrators appointed in accordance with such Rules. Such arbitration shall be held in Miami. Once a matter has been submitted to arbitration pursuant to this section, the deci sion of the arbitrators reached and promulgated as a result thereof shall be final and binding upon all parties. The cost of arbitration shall be shared equally by the parties and each party shall pay the expenses of his/its attorneys, except that the arbitrators shall be entitled to award the costs of arbitration, attorneys and accountants' fees, as well as costs, to the party that they determine to be the prevailing party in any such arbitration.

     Section 16. Prior Agreement. The Executive has represented to the Company that the Executive is not a party to any employment agreement or arrangement with any employer, written or oral, which would prevent or affect the Executive's employment hereunder, except for the letter agreement between the Executive and Telemundo Group, Inc., dated July 31, 1992 (the "Prior Agreement"), the Company has relied upon such representation in extending its offer of employment. The Prior Agreement shall be terminated and of no further force and effect upon the execution and delivery of this agreement.

     Section 17. Negotiations. The Executive and the Company shall commence good faith discussions no later than six (6) months prior to the Termination Date on whether both parties desire to enter into a new employment agreement and the terms thereof.

     Section 18. Entire Agreement: Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Wherever possible, each provision of this Agreement will be inter preted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 19. No Conflicts. The Executive represents and warrants to the Company that the execution and performance of this Agreement by the Executive does not violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between the Executive and any other firm or person. The Executive shall indemnify and hold harmless the Company and its subsidiaries, shareholders, directors and officers from any all loss, damage or expense, including attorneys' fees, arising out of any breach of the foregoing representation and warranty by the Executive.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                         TELEMUNDO GROUP, INC.



                         By: /s/ Peter J. Housman II
                             -----------------------------------------
                             Peter J. Housman II
                             President, Business and Corporate Affairs


                            /s/ Gustavo Pupo-Mayo
                            ---------------------
                            Gustavo Pupo-Mayo




                          EXHIBIT A


1. The Executive shall be entitled to a bonus for each of calendar years 1994, 1995, 1996 and 1997 in the amount of up to 50% of Executive's salary, to be determined as follows:

     a) The Executive shall be entitled to a bonus for calendar year 1994 in an amount equal to the amount the Executive would have received if the Prior Agreement (including the bonus schedule thereof) had continued in effect through such year (taking into account the increase in salary on the effective date of this Agreement.)

     b) The Executive shall be entitled to receive bonuses based on the Net Contribution of TeleNoticias for calendar years 1995 through 1997 in relation to its budget as approved by the TeleNoticias del Mundo, Inc. Board of Directors in an amount pursuant to a bonus schedule to be determined by Telemundo each year. For achieving the budgeted or targeted performance level, a bonus of 37.5% of annual base salary will be awarded. Progressively lower percentages will be awarded for performance levels under those budgeted or targeted. The range of bonus percentages for Net Contribution will be 0% to 37.5%. "Net Contribution" means operating income plus depreciation and amortization determined in accordance with generally accepted accounting principles, but determined consistent with the accounting method for determining "Net Contribution" on TeleNoticias' Budget and internal financial statements in prior periods.

     c) In addition, the Executive shall be entitled to receive a bonus based on the ratings performance of the TeleNoticias produced prime-time news programs on the Telemundo network pursuant to a bonus schedule to be determined by Telemundo in consultation with the TeleNoticias del Mundo, Inc. Board of Directors. For achieving targeted ratings levels, a bonus of 12.5% of annual base salary will awarded. Progressively lower percentages will be awarded for those ratings performance levels under those targeted. The range of bonus percentages for ratings performance will be 0% to 12.5%.

2.   The bonus schedules shall be finalized within thirty
     (30) days of the approval of the TeleNoticias budget by the TeleNoticias del Mundo, Inc. Board of Directors.
     The entire bonus, if any, to which Executive shall be entitled shall be payable not later than February 15 of the following year. Any bonus for a year shall be payable only if the Executive remained in the employ of the Company for the full year; provided, however, that if Executive's employment is terminated by the Company prior to December 31 for any reason other than for "Cause" as defined in Section 7(a) of the Agreement, then only the criteria contained in the bonus schedule applicable to the period prior to termination shall be considered and Executive's bonus shall be pro-rated for the portion of the year prior to termination. The bonus for calendar year 1997 shall be prorated to account for the partial year.